Exhibit 99.1

For IMMEDIATE Release: CONTACT:
November 3, 2025 Ron Wahl,
Communications/Media Relations Specialist

(724) 463-6806
RWahl@fcbanking.com
First Commonwealth Financial Corporation Appoints Joseph V. DiVito Jr. to Board of Directors
INDIANA, Pa.—First Commonwealth Financial Corporation (NYSE: FCF) today announced the appointment of Joseph V. DiVito Jr. to its Board of Directors, effective immediately.
DiVito brings a wealth of experience in information technology, cybersecurity, regulatory compliance, data privacy, and governance, having served clients across a broad range of industries during his distinguished career.
“We are pleased to welcome Joe to the First Commonwealth Board of Directors,” said Jon Gorney, Chairman of the Board of First Commonwealth. “His deep expertise in information technology, cybersecurity, and regulatory compliance will be invaluable as we continue to navigate an increasingly complex financial and digital landscape. Joe’s impressive track record of advising organizations at all stages of growth will bring fresh insights to our board and further strengthen our commitment to strong governance and risk management.”
DiVito, age 58, retired as a Principal of Pricewaterhouse Coopers LLP in June 2025 after a 35-year career advising organizations from startups to Fortune 50 companies. He holds a Bachelor of Science degree in Business Administration, an MBA, and a JD from Duquesne University. He is a Certified Information Privacy Professional (CIPP/US), Certified Information Privacy Manager (CIPM), and Certified Information Systems Auditor (CISA). His industry expertise includes retail, manufacturing, hospitality, technology, pharmaceuticals, utilities, insurance, and banking.
“I am honored to join the Board of Directors at First Commonwealth, a company with a strong reputation for integrity, community commitment and customer focus,” said DiVito. “I look forward to contributing my experience and working alongside the board and management team to support the company’s strategic goals and long-term success.”
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About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a community bank committed to its mission of improving the financial lives of its neighbors and their businesses. First Commonwealth operates 127 branches throughout Pennsylvania and Ohio and also has business banking centers in Pittsburgh and Harrisburg, Pennsylvania; and Cleveland, Canton, Cincinnati and Columbus, Ohio. First Commonwealth, through subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency, provides a full range of commercial and retail banking services, including mortgage, wealth management and insurance solutions, along with equipment financing and SBA and indirect lending. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

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